EXHIBIT 99.1

CPI Corp.
news for immediate release                                                                FOR RELEASE  April 19, 2011

FOR FURTHER INFORMATION CONTACT:

NAME	Jane Nelson	FROM	CPI Corp.
ADDRESS	1706 Washington Avenue	CITY	St. Louis
STATE, ZIP	Missouri, 63103	TELEPHONE	(314) 231-1575

CPI CORP. ANNOUNCES 2010 FOURTH-QUARTER RESULTS

ST. LOUIS, April 19, 2011 – CPI Corp. (NYSE: CPY) today reported results for the fiscal fourth quarter and year ended February 5, 2011.

●	Fiscal 2010 fourth-quarter sales declined 8% to $128.9 million from $140.2 million in the prior-year fourth quarter.
o	Fourth-quarter PictureMe Portrait Studio® brand comparable store sales, as described herein, decreased 11% versus the same period last year.
o	Fourth-quarter Sears Portrait Studio brand comparable store sales, as described herein, decreased 17% versus the same period last year.
o	Sales from newly opened Kiddie Kandids studios contributed $8.6 million, excluding net revenue recognition change, during the 2010 fourth quarter.

●
Fiscal 2010 fourth-quarter Adjusted EBITDA and diluted EPS were $28.0 million and $2.06 per share, respectively, versus $37.6 million and $3.07, respectively, in the prior-year fourth quarter.  Excluding other charges and impairments in both periods and a $2.0 million tax adjustment in the prior year quarter related to foreign tax credits recorded for a previous year, fourth-quarter diluted EPS declined to $2.24 versus $2.74 in the prior-year fourth quarter.

●
Full-year Adjusted EBITDA and diluted EPS were $41.6 million and $1.64 per share, respectively, versus $53.3 million and $1.97 in the respective prior-year period.  Excluding other charges and impairments in both periods and a $2.0 million tax adjustment in the prior year related to foreign tax credits recorded for a previous year, full year diluted EPS increased to $2.07 versus $1.97 in the prior fiscal year.

●	Net debt declined to $43.5 million as of the 2010 fiscal year end from $58.6 million as of the 2009 fiscal year end.

●
Newly acquired Bella Pictures®, a leading provider of wedding photography and videography through an extensive network of contract photographers and videographers, substantially expands the Company’s mobile (on location) photography capabilities and offers substantial sales and fulfillment synergies with CPI’s core studio operations as well as a strong growth platform.

Commenting on the fourth quarter, Renato Cataldo, CPI’s President and Chief Executive Officer said, “Although we are disappointed with our fiscal 2010 fourth quarter results which reflected very difficult industry and broader economic conditions in the period, we are pleased with the underlying fundamentals of our business.  Amid a difficult operating environment in 2010, we improved service levels, loyalty plan enrollment and sales productivity, reduced operating costs, strengthened our balance sheet, solidified our host relationships, re-launched the Kiddie Kandids brand in 171 locations including 21 mall-based locations and 20 expansion stores, and substantially expanded our event and on-location photography capabilities with the acquisition of Bella Pictures, a potential game-changer as we seek to transform our relationships with customers.”

Continuing, Mr. Cataldo said, “Looking ahead to 2011, we expect continued top-line challenges, especially in view of the higher food and energy prices and job insecurity that are weighing especially heavily on our core customer.  We are, nevertheless, encouraged about our prospects to sustain solid profitability and cash generation over the next year based on already identified cost reductions and operating income improvement expected from the Kiddie Kandids operations.”

Fourth-quarter 2010 Results
Net sales for the fourth quarter of fiscal 2010 decreased 8% to $128.9 million from the $140.2 million reported in the fiscal 2009 fourth quarter.  Excluding the positive impacts of net store openings ($7.6 million), foreign currency translation ($1.0 million), E-commerce ($0.6 million) and other items totaling $0.4 million, and negative impacts of net revenue recognition change ($1.7 million) and revenue deferral related to the Company’s loyalty programs ($0.7 million), comparable same-store sales decreased approximately 14%.

Net income for the fourth quarter in fiscal 2010 was $14.9 million, or $2.06 per diluted share, compared with $21.7 million, or $3.07 per diluted share, reported for the fourth quarter of fiscal 2009.  Earnings in the period were significantly affected by comparable store sales declines, an adverse commission adjustment related to greater than expected sales declines and increased employee insurance, pension and amortization expense.  These negative earnings impacts were partially offset by lower production, labor and advertising costs as well as lower interest expense and depreciation.  Foreign currency translation effects did not have a material impact on the Company’s net earnings in the fourth quarter of 2010.  The Kiddie Kandids studio operations contributed approximately $1.8 million of operating income during the 2010 fourth quarter.

Net sales from the Company’s PictureMe Portrait Studio® (PMPS) brand, on a comparable same-store basis, excluding impacts of net revenue recognition change, store closures, foreign currency translation and other items totaling ($0.6 million), decreased 11% in the fourth quarter of fiscal 2010 to $59.1 million from $66.4 million in the fourth quarter of fiscal 2009.  The decrease in PMPS sales for the fourth quarter was the result of a 16% decrease in the number of sittings, offset in part by a 6% increase in average sale per customer sitting.

Net sales from the Company’s Sears Portrait Studio (SPS) brand, on a comparable same-store basis, excluding impacts of net revenue recognition change, store closures, loyalty program revenue deferral and other items totaling ($1.7 million), decreased 17% in the fourth quarter of fiscal 2010 to $52.3 million from $63.1 million in the fourth quarter of fiscal 2009.  The decrease in SPS sales for the fourth quarter of fiscal 2010 was the result of a 14% decline in the number of sittings and a 4% decline in average sale per customer sitting.

Net sales from the Company’s Kiddie Kandids studio operations, excluding the impact of net revenue recognition change totaling ($0.3 million), contributed $8.6 million in net sales in the fourth quarter of fiscal 2010.  The Company has opened 171 Kiddie Kandids locations as of April 18, 2011.  The Company plans to open an additional 25 locations during fiscal 2011.

Cost of sales, excluding depreciation and amortization expense, declined to $8.4 million in the fourth quarter of fiscal 2010, from $9.0 million in the fourth quarter of fiscal 2009 due to lower overall production levels, as well as continuing productivity improvements.

Selling, general and administrative (SG&A) expense decreased to $92.6 million in the fourth quarter of fiscal 2010 from $93.7 million in the prior-year quarter, primarily due to reductions in SPS and PMPS studio employment costs from improved scheduling, selected operating hour reductions and studio closures, a decline in host commission expense due to lower sales levels, a reduction in corporate bonuses for fiscal 2010 and reduced advertising costs.  These decreases were offset significantly by costs associated with the newly opened Kiddie Kandids studios, an adverse commission adjustment ($0.4 million) arising from greater than expected sales declines, higher employee insurance and pension costs due to unfavorable claim activity and changes in discount rates, respectively, and increased expenses amortized as the result of a higher level of stock-based compensation performance awards made for the 2009 fiscal year.

Depreciation and amortization expense was $3.9 million in the fourth quarter of fiscal 2010, compared with $4.8 million in the fourth quarter of fiscal 2009.  Depreciation expense decreased as a result of the full depreciation of certain assets acquired in connection with the 2007 acquisition of PCA and the closure of certain PMPS locations during the past two fiscal years.

In the fourth quarter of fiscal 2010, the Company recognized a $2.2 million charge in other charges and impairments, compared with a credit of $0.5 million in the fourth quarter of fiscal 2009.  The current-quarter charge primarily includes certain litigation costs, costs incurred in connection with the acquisition of assets of Bella Pictures, Inc. and severance costs.  The prior-year credit primarily related to the gain on sale of the production facility based in Connecticut.

Interest expense declined $0.7 million in the fourth quarter of fiscal 2010 to $0.6 million from $1.3 million in the fourth quarter of fiscal 2009.  The decrease is primarily a result of lower average borrowings and favorable interest rates as a result of the new credit facility.

Fiscal 2010 Full-Year Results
For the fiscal year ended February 5, 2011, the Company reported that net sales decreased 4% to $407.0 million from the $422.4 million reported in the fiscal year 2009.  Excluding the positive impacts of net store openings ($15.3 million), foreign currency translation ($4.9 million), E-commerce ($1.5 million) and other items totaling $0.2 million, comparable same-store sales decreased approximately 9%.

The Company also reported net income of $11.9 million, or $1.64 per diluted share, for fiscal 2010 compared with $13.8 million, or $1.97 per diluted share, for fiscal 2009.  Earnings in the period were significantly affected by comparable store sales declines, an adverse commission adjustment related to greater than expected sales declines and increased employee insurance, pension and amortization expense.  These decreases were offset in part by lower production, labor and advertising costs as well as lower interest expense and depreciation.  Foreign currency translation effects did not have a material impact on the Company’s net earnings in fiscal 2010.  The Kiddie Kandids studio operations contributed approximately $0.9 million in operating income in fiscal 2010.

Net sales from the Company’s PictureMe Portrait Studio® (PMPS) brand, on a comparable same-store basis, excluding impacts of store closures, foreign currency translation, E-commerce, net revenue recognition change and other items totaling $2.7 million, decreased 5% in fiscal 2010 to $208.0 million from $219.1 million in fiscal 2009.  The decrease in PMPS sales in fiscal 2010 was the result of a 10% decline in the number of sittings, offset in part by a 6% increase in average sale per customer sitting.

Net sales from the Company’s Sears Portrait Studio (SPS) brand, on a comparable same-store basis, excluding impacts of store closures, foreign currency translation, net revenue recognition change and other items totaling ($0.7 million), decreased 13% in fiscal 2010 to $171.2 million from $197.3 million in fiscal 2009.  The decrease in SPS sales in fiscal 2010 was the result of an 11% decline in the number of sittings and a 3% decline in average sale per customer sitting.

Net sales from the Company’s Kiddie Kandids studio operations, excluding the impact of net revenue recognition change and other items totaling ($0.9 million), contributed $20.8 million in net sales in fiscal 2010.

Cost of sales, excluding depreciation and amortization expense, declined to $28.3 million in fiscal 2010, from $30.6 million in fiscal 2009 due to lower overall production levels, as well as continuing productivity improvements.  These declines were offset in part by a change in product mix and an increase in carrier rates.

Selling, general and administrative (SG&A) expense decreased to $337.5 million in fiscal 2010 from $339.1 million in the prior year, primarily due to reductions in SPS and PMPS studio employment costs from improved scheduling, selected operating hour reductions and studio closures, reduced advertising costs, a decline in host commission expense due to lower sales levels and a reduction in corporate bonuses for fiscal 2010.  These decreases were offset significantly by costs associated with the newly opened Kiddie Kandids studios, increased expenses amortized as the result of a higher level of stock-based compensation performance awards made for the 2009 fiscal year, an adverse commission adjustment ($1.5 million) arising from greater than expected sales declines and higher pension, employee insurance and worker’s compensation costs due to changes in discount rates, unfavorable claim activity and loss experience adjustments, respectively.

Depreciation and amortization expense was $18.0 million in fiscal 2010, compared with $22.7 million in fiscal 2009.  Depreciation expense decreased as a result of the full depreciation of certain assets acquired in connection with the 2005 digital conversion of SPS and 2007 acquisition of PCA and the closure of certain PMPS locations during the past two fiscal years.

In fiscal 2010, the Company recognized $5.1 million in other charges and impairments, compared with $3.3 million in fiscal 2009.  The current-year charge includes a $1.9 million downward adjustment to the carrying value of a large facility previously classified as “held for sale”, the write-off of $1.1 million of debt fees related to the Company’s former credit facility as a result of its new revolving credit facility, certain litigation costs, costs incurred in connection with the Kiddie Kandids asset acquisition and acquisition of assets of Bella Pictures, Inc. and severance costs.  These charges were offset in part by a gain on sale of the production facility based in Brampton, Ontario and an early termination fee received from Walmart in relation to certain early PMPS store closures.  The prior-year charge primarily related to certain PMPS integration charges, including severance and lab closure costs and impairment, proxy contest costs and litigation costs; offset in part by a gain on sale of the production facility based in Connecticut.

Interest expense declined $3.1 million in fiscal 2010 to $3.9 million from $7.0 million in fiscal 2009.  The decrease is primarily a result of lower average borrowings and favorable interest rates as a result of the new credit facility, as well as a change in the interest rate swap value, which expired in the third quarter of fiscal 2010.

Income tax expense was $3.4 million and $5.8 million in fiscal 2010 and 2009, respectively.  The resulting effective tax rates were 22% and 30% in 2010 and 2009, respectively.  The overall decrease in the effective tax rate in fiscal 2010 was primarily due to certain tax benefits recognized related to a previous uncertain tax position and miscellaneous tax return adjustments.

Acquisition of Assets of Bella Pictures, Inc.
As previously announced, on January 26, 2011, the Company’s subsidiary, Bella Pictures Holdings, LLC acquired substantially all of the assets of Bella Pictures, Inc. (the “Seller”), a leading provider of branded wedding photography services.  In consideration for the assets purchased, the subsidiary issued to the Seller shares representing a 5% ownership in the subsidiary and also assumed certain liabilities (net of cash of $1.5 million), consisting primarily of specified customer fulfillment obligations for both booked and completed weddings.

The acquisition significantly expands the Company’s mobile (on location) photography capabilities and offers customers high-quality wedding photography and videography services and products in most major U.S. markets through a network of certified photographers and videographers.  The Company’s strong digital capabilities and infrastructure combined with the outstanding customer service skills of Bella Pictures® will allow the Company to provide exceptional value to both wedding and non-wedding customers across a wide spectrum of offerings and price points.

Capital Structure
As of February 5, 2011, the Company has reduced net debt to $43.5 million from $58.6 million as of February 6, 2010.

As previously announced, the Company has a share repurchase program in place to purchase up to 1.0 million shares through August of 2011.  During the fourth quarter of fiscal 2010, the Company repurchased 324,716 shares of common stock under this program for a total purchase price of $7.2 million.  As of April 18, 2011, the Company has repurchased 377,653 shares of common stock under this program for a total purchase price of $8.3 million.

Preliminary First-Quarter Net Sales
The Company’s preliminary net sales on a point-of-sale (POS) basis for the first 10 weeks of the first quarter of fiscal 2011 declined 11% to $73.7 million from $83.2 million in the same period last year due significantly to the shift in the Easter holiday (Easter 2011 is three weeks later than in 2010).  On a comparable same-store POS basis, excluding the impacts of the Kiddie Kandids operations and foreign currency translation, preliminary net sales for the first 10 weeks declined approximately 17% compared with the corresponding period in the prior year.  PMPS and SPS net sales for the first 10 weeks of the first quarter declined 14% and 20%, respectively.  The Company expects the negative trend to moderate moving through the Easter 2011 holiday but still expects to report negative comparisons for the first quarter.

Conference Call/Webcast Information
The Company will host a conference call and audio webcast on Tuesday, April 19, 2011, at 10:00 a.m. Central time to discuss the financial results and provide a Company update.  To participate on the call, please dial 800-561-2601 or 617-614-3518 and reference passcode 58468611 at least five minutes before start time.

The webcast can be accessed on the Company’s own site at http://www.cpicorp.com as well as http://www.earnings.com.  To listen to a live broadcast, please go to these websites at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.  A replay will be available on the above websites as well as by dialing 888-286-8010 or 617-801-6888 and providing passcode 23183001.  The replay will be available through May 3, 2011, by phone and for 30 days on the Internet.

CPI Corp. uses the Investor Relations page of its website at http://www.cpicorp.com to make information available to its investors and the public.  You can sign up to receive e-mail alerts whenever the Company posts new information to the website.

About CPI Corp.
For more than 60 years, CPI Corp. (NYSE: CPY) has been dedicated to helping customers conveniently create cherished photography portrait keepsakes that capture a lifetime of memories.  Headquartered in St. Louis, Missouri, CPI Corp. provides portrait photography services at approximately 3,000 locations in the United States, Canada, Mexico and Puerto Rico and offers on location wedding photography and videography services through an extensive network of contract photographers and videographers.  CPI’s conversion to a fully digital format allows its studios and on location business to offer unique posing options, creative photography selections, a wide variety of sizes and an unparalleled assortment of enhancements to customize each portrait – all for an affordable price.

 Forward-Looking Statements
The statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties.  The Company identifies forward-looking statements by using words such as “preliminary,” “plan,” “expect,” “looking ahead,” “anticipate,” “estimate,” “believe,” “should,” “intend” and other similar expressions.  Management wishes to caution the reader that these forward-looking statements, such as the Company’s outlook with respect to the integration of the acquisition of the operating assets and certain liabilities of the Bella Pictures business, portrait studios, net income, future cash requirements, cost savings, compliance with debt covenants, valuation allowances, reserves for charges and impairments, capital expenditures and other similar statements, are only predictions or expectations; actual events or results may differ materially as a result of risks facing the Company.  Such risks include, but are not limited to: the Company's dependence on Walmart, Sears and Toys “R” Us, the approval of the Company’s business practices and operations by Walmart, Sears and Toys “R” Us, the termination, breach, limitation or increase of the Company's expenses by Walmart under the lease and license agreements and Sears and Toys “R” Us under the license agreements, the integration of the Bella Pictures operations into the Company and the continued development and operation of the Bella Pictures business, customer demand for the Company's products and services, the development and operation of the Kiddie Kandids business, the economic recession and resulting decrease in consumer spending, manufacturing interruptions, dependence on certain suppliers, competition, dependence on key personnel, fluctuations in operating results, a significant increase in piracy of the Company's photographs, widespread equipment failure, compliance with debt covenants, high level of indebtedness, implementation of marketing and operating strategies, outcome of litigation and other claims, impact of declines in global equity markets to pension plan and impact of foreign currency translation.  The risks described above do not include events that the Company does not currently anticipate or that it currently deems immaterial, which may also affect its results of operations and financial condition.  The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial tables to follow.
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CPI CORP.
 CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share amounts)

	12 Weeks	Vs	12 Weeks	52 Weeks	Vs	52 Weeks
	February 5, 2011		February 6, 2010	February 5, 2011		February 6, 2010

Net sales	$128,949		$140,241	$407,035		$422,371

Cost and expenses:
Cost of sales (exclusive of depreciation and
amortization shown below)	8,381		8,983	28,263		30,626
Selling, general and administrative expenses	92,570		93,658	337,490		339,138
Depreciation and amortization	3,874		4,827	17,962		22,740
Other charges and impairments	2,203		(458)	5,092		3,294
	107,028		107,010	388,807		395,798

Income from operations	21,921		33,231	18,228		26,573

Interest expense	635		1,345	3,860		7,030

Interest income	1		-	17		94

Other income (expense), net	100		(297)	929		(44)

Income from operations before income tax expense	21,387		31,589	15,314		19,593

Income tax expense	6,496		9,890	3,413		5,796

Net income	14,891		21,699	11,901		13,797
Net loss attributable to noncontrolling interest	(7)		-	(7)		-

Net income attributable to CPI Corp.	$14,898		$21,699	$11,908		$13,797

Net income per common share attributable to CPI Corp. - diluted	$2.06		$3.07	$1.64		$1.97

Net income per common share attributable to CPI Corp. - basic	$2.07		$3.10	$1.64		$1.97

Weighted average number of common and
common equivalent shares outstanding:
Diluted	7,245		7,068	7,272		7,020

Basic	7,208		7,008	7,257		6,993

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CPI CORP.
ADDITIONAL CONSOLIDATED OPERATING INFORMATION
(In thousands)

	12 Weeks	Vs.	12 Weeks	52 Weeks	Vs.	52 Weeks
	February 5, 2011		February 6, 2010	February 5, 2011		February 6, 2010

Capital expenditures	$1,362		$726	$13,490		$5,234

EBITDA is calculated as follows:
Net income attributable to CPI Corp.	14,898		21,699	11,908		13,797
Income tax expense	6,496		9,890	3,413		5,796
Interest expense	635		1,345	3,860		7,030
Depreciation and amortization	3,874		4,827	17,962		22,740
Other non-cash charges	(3)		(41)	3,128		1,165

EBITDA (1) & (5)	$25,900		$37,720	$40,271		$50,528

Adjusted EBITDA (2)	$28,016		$37,592	$41,558		$53,270

EBITDA margin (3)	20.09%		26.90%	9.89%		11.96%

Adjusted EBITDA margin (4)	21.73%		26.81%	10.21%		12.61%

(1)	EBITDA represents net earnings from continuing operations before interest expense, income taxes, depreciation and amortization and other non-cash charges. EBITDA is included because it is one liquidity measure used by certain investors to determine a company's ability to service its indebtedness. EBITDA is unaffected by the debt and equity structure of the company. EBITDA does not represent cash flow from operations as defined by GAAP, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered an alternative to net income under GAAP for purposes of evaluating the Company's results of operations. EBITDA is not necessarily comparable with similarly-titled measures for other companies.

(2)	Adjusted EBITDA is calculated as follows:

EBITDA	$25,900	$37,720	$40,271	$50,528
EBITDA adjustments:
Litigation costs	1,461	24	1,461	557
Kiddie Kandids integration costs	72	-	1,250	-
Reserves for severance and related costs	235	6	538	970
Bella Pictures Acquisition costs	472	-	472	-
Other transition related costs - PCA Acquisition	45	(554)	393	123
Gain on sale of Brampton facility	-	-	(1,473)	-
Translation gain	(77)	344	(803)	61
Proxy contest fees	-	(33)	-	871
Other	(92)	85	(551)	160

Adjusted EBITDA	$28,016	$37,592	$41,558	$53,270

(3)	EBITDA margin represents EBITDA, as defined in (1), stated as a percentage of sales.

(4)	Adjusted EBITDA margin represents Adjusted EBITDA, as defined in (2), stated as a percentage of sales.

(5)	As requried by the SEC's Regulation G, a reconciliation of EBITDA, a non-GAAP liquidity measure,with the most directly comparable GAAP liquidity measure, cash flow from continuing operations follows:

	12 Weeks	Vs.	12 Weeks	52 Weeks	Vs.	52 Weeks
	February 5, 2011		February 6, 2010	February 5, 2011		February 6, 2010

EBITDA	$25,900		$37,720	$40,271		$50,528
Income tax expense	(6,496)		(9,890)	(3,413)		(5,796)
Interest expense	(635)		(1,345)	(3,860)		(7,030)
Adjustments for items not requiring cash:
Deferred income taxes	5,166		10,646	748		6,195
Deferred revenues and related costs	(5,474)		(7,154)	(441)		(1,076)
Other, net	950		(967)	1,497		319
Decrease (increase) in current assets	8,636		13,560	2,203		1,724
Increase (decrease) in current liabilities	(5,886)		(10,529)	540		(12,583)
Increase (decrease) in current income taxes	958		(894)	1,522		(992)

Cash flows from continuing operations	$23,119		$31,147	$39,067		$31,289

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CPI CORP.
CONSOLIDATED BALANCE SHEETS
FEBRUARY 5, 2011 AND FEBRUARY 6, 2010

	February 5, 2011	February 6, 2010
Assets

Current assets:
Cash and cash equivalents	$5,363	$18,913
Other current assets	24,726	34,642
Net property and equipment	35,998	34,169
Intangible assets	60,736	60,380
Other assets	16,977	18,487

Total assets	$143,800	$166,591

Liabilities and stockholders' equity

Current liabilities	$49,203	$62,432
Long-term debt obligations	48,900	57,855
Other liabilities	31,427	36,116
Stockholders' equity	14,270	10,188

Total liabilities and stockholders' equity	$143,800	$166,591

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